Exhibit 99.1

Oragenics Extends Collaboration to Develop Vaccines against Future Variants of Coronaviruses

April 6, 2022

Agreement extends current licensing and collaboration agreement to include rapid production of intranasal vaccine candidates against future variants

TAMPA, Fla.—(BUSINESS WIRE)— Oragenics, Inc. (NYSE American: OGEN) (“Oragenics” or the “Company”) today announced it has extended a licensing and collaboration agreement with the National Research Council of Canada (NRC) that enables Oragenics to pursue an intranasal vaccine designed to protect against future variants of coronaviruses. The NRC cell expression technologies provide Oragenics with a platform that can generate cell lines for high-yield production of spike protein antigens for existing and emerging variants of concern. This platform could allow production of cell lines within six to eight weeks of spike gene sequence availability, compared with six to nine months for traditional production of such cell lines. The NRC technologies, developed with support from the NRC’s Pandemic Response Challenge program, will expedite the evaluation of future intranasal vaccine candidates in preclinical and clinical studies.

“Oragenics is well-positioned to develop intranasal vaccines against future variants of SARS-CoV-2 thanks to our successful, on-going collaboration with the NRC,” said Frederick W. Telling, Ph.D., Oragenics’ Executive Chairman. “We had anticipated the need for rapid development of COVID-19 vaccine candidates against new variants and can leverage the NRC cell expression platform to address future variants.”

Oragenics recently demonstrated the protection of hamsters against SARS-CoV-2 with the intranasal NT-CoV2-1 vaccine candidate, which strongly supports the further development into an IND-enabling GLP toxicology study and a first-in-human Phase 1 clinical study.

About Oragenics, Inc.

Oragenics, Inc. is a development-stage company dedicated to fighting infectious diseases including coronaviruses and multidrug-resistant organisms. Its lead product is NT-CoV2-1, an intranasal vaccine candidate to prevent COVID-19 and variants of the SARS-CoV-2 virus. The NT-CoV2-1 program leverages coronavirus spike protein research licensed from the NIH and the NRC with a focus on reducing viral transmission and offering a more patient-friendly intranasal administration. Its lantibiotics program features a novel class of antibiotics against bacteria that have developed resistance to commercial antibiotics. For more information about Oragenics, please visit www.oragenics.com.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to, the following: the Company’s ability to advance the development of its vaccine candidate and lantibiotics candidate under the timelines and in accord with the milestones it projects; the Company’s ability to obtain funding, non-dilutive or otherwise, for the development of the vaccine and lantibiotic product candidates, whether through its own cash on hand, or another alternative source; the regulatory application process, research and development stages, and future clinical data and analysis relating to vaccines and lantibiotics, including any meetings, decisions by regulatory authorities, such as the FDA and investigational review boards, whether favorable or unfavorable; the potential application of our vaccine candidate to variants and other coronaviruses; the Company’s ability to obtain, maintain and enforce necessary patent and other intellectual property protection; the nature of competition and development relating to COVID-19 immunization and therapeutic treatments and demand for vaccines and antibiotics; the Company’s expectations as to administration, manufacturing, storage and distribution; other potential adverse impacts due to the global COVID-19 pandemic, such as delays in regulatory review, interruptions to manufacturers and supply chains, adverse impacts on healthcare systems and disruption of the global economy; and general economic and market conditions and risks, as well as other uncertainties described in our filings with the U.S. Securities and Exchange Commission. All information set forth in this press release is as of the date hereof. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by law.

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Oragenics, Inc.

Michael Sullivan, Chief Financial Officer

813-286-7900

msullivan@oragenics.com

Or

LHA Investor Relations

Tirth T. Patel

212-201-6614

tpatel@lhai.com